Exhibit 1

                SPECIMEN COMMON STOCK CERTIFICATE

                    MAIN STREET BANCORP, INC.
 INCORPORATED UNDER THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA
     Authorized Shares 50,000,000 Par Value $1.00 Per Share

          This Certifies that ______________________, is the
owner of ________________ Shares of Main Street Bancorp, Inc. full paid and non-assessable transferable only on the books of the Corporation in person or by Attorney upon surrender of this Certificate properly endorsed.

          IN WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this _______ day of ________________ A.D. 19___.


                              ___________________________________
                              President

                              ___________________________________
                              Secretary